As filed with the Securities and Exchange Commission on February 2, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HORMEL FOODS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-0319970 (I.R.S. Employer Identification No.)

1 Hormel Place Austin, Minnesota (Address of Principal Executive Offices)	55912 (Zip Code)

HORMEL FOODS CORPORATION

2026 EQUITY AND INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Colleen Batcheler

Senior Vice President, External Affairs, General Counsel & Corporate Secretary

1 Hormel Place

Austin, Minnesota

(Name and address of agent for service)

(507) 437-5611

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Hormel Foods Corporation (the “Registrant”) is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended October 26, 2025 (Commission File No. 001-02402), filed December 5, 2025;

(b)	The Registrant’s Current Reports on Form 8-K (Commission File No. 001-02402), filed October 29, 2025 (Item 5.02 only) (as amended on October 31, 2025), November 4, 2025 (Item 2.05 only), and February 2, 2026; and

(c)	The description of the Common Stock contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 27, 2019 (Commission File No. 001-02402), filed December 6, 2019, and as amended by any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this this Registration Statement on Form S-8 (the “Registration Statement”), and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporate Law, as amended (the “DGCL”), provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 44 of the Registrant’s effective bylaws (“bylaws”) provides for indemnification of the Registrant’s directors, officers, employees and agents to the fullest extent permitted by Delaware law in effect from time to time against certain expenses of any action to which such person is a party or is threatened to be made a party in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant in such capacity in another corporation, partnership, joint venture, trust or other enterprise.

Article Eleventh of the Registrant’s effective certificate of incorporation (“charter”) provides that a director or officer shall not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director or officer, except for liability:

•	for any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL providing for personal liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions;

•	for any transaction from which a director derived any improper personal benefit; or

•	in the case of an officer, in any action by or in the right of the Registrant.

Article Eleventh of the Registrant’s charter further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of Article Eleventh of the Registrant’s charter by its stockholders shall not adversely affect any right or protection of the Registrant’s directors existing at the time of such repeal or modification.

The Registrant also has agreements with each of its directors and officers providing for indemnification as provided in the applicable agreement and to the fullest extent permitted under Delaware law against liability for damages and expenses, including attorneys’ fees, arising out of threatened, pending or completed legal actions, suits or other proceedings by reason of the fact that such person is or was a director or officer of the Registrant. The agreements provide that the Registrant will advance all reasonable expenses incurred by or on behalf of the director of officer in connection with any proceeding in which the director or officer is involved by reason of such person’s status as a director or officer within 10 days after the Registrant’s receipt of certain information required by the agreement. The Registrant also maintains liability insurance coverage for its directors and officers, and it has entered into indemnification agreements with its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant, as amended January 31, 2024 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 28, 2024, filed February 29, 2024).

4.2	Bylaws of the Registrant, as amended to date (incorporated herein by reference to Exhibit 3(ii) to the Registrant’s Current Report on Form 8-K, dated May 21, 2018, filed May 25, 2018).

4.3	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Exchange Act (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 27, 2019 (Commission File No. 001-02402), filed December 6, 2019)

4.4	Hormel Foods Corporation 2026 Equity and Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed February 2, 2026).

5.1	Opinion of Jones Day (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Jones Day (included in Exhibit 5.1) (filed herewith).

24.1	Powers of Attorney (filed herewith).

107	Calculation of Filing Fee Tables (filed herewith).

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Minnesota, on this 2nd day of February, 2026.

HORMEL FOODS CORPORATION

By:	/s/ Paul R. Kuehneman
Paul R. Kuehneman
Interim Chief Financial Officer and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on this 2nd day of February, 2026 by the following persons in the capacities indicated.

Signature	Title

*	Interim Chief Executive Officer and Director (Principal Executive Officer)
Jeffrey M. Ettinger

/s/ Paul R. Kuehneman	Interim Chief Financial Officer and Controller (Principal Financial and Accounting Officer)
Paul R. Kuehneman

Scott Aakre	)	A majority of the Board of Directors of Hormel Foods Corporation*
Gary C. Bhojwani	)
Jeffrey M. Ettinger	)
John F. Ghingo	)
Stephen M. Lacy	)
Elsa A. Murano	)
William A. Newlands	)
Christopher J. Policinski	)
Debbra L. Schoneman	)
Sally J. Smith	)
Steven A. White	)
Michael P. Zechmeister	)

*	Paul R. Kuehneman, by signing his name hereto, does hereby sign this document on behalf of each of the directors and officer named above pursuant to powers of attorney duly executed by the directors and officer named and filed with the Securities and Exchange Commission on behalf of such directors and officer.

/s/ Paul R. Kuehneman
Paul R. Kuehneman
Attorney-in-Fact